Exhibit 99.1


1. HealthCor Associates, LLC, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

2. HealthCor Offshore, Ltd., Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

3. HealthCor Hybrid Offshore, Ltd., Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

4. Joseph Healey; Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019; and

5.    Arthur Cohen, 12 South Main Street, #203 Norwalk, Connecticut 06854.